Exhibit 99.1

7733 Forsyth Boulevard	Phone: 314.854.8000
Suite 800	Fax: 314.854.8003
St. Louis, Missouri 63105	www.Belden.com

News Release

Belden Appoints Steven Berglund to Board of Directors

and Declares Regular Quarterly Dividend

St. Louis, Missouri – December 4, 2013 – Belden Inc. (NYSE: BDC), a global leader in high quality, end-to-end signal transmission solutions for mission-critical applications, announced today that it has expanded the size of its board to 10 members and appointed Steven Berglund as a Director and member of the Compensation Committee. Mr. Berglund currently serves as the President and Chief Executive Officer at Trimble Navigation Limited, a leader in global positioning technology and wireless communications. His prior experience includes senior leadership roles at a variety of successful companies over the past 33 years.

John Stroup, President and Chief Executive Officer of Belden, said, “We are delighted to welcome Steve Berglund to Belden’s Board of Directors and the Compensation Committee. His impressive experience as an acting CEO within the technology space will provide immeasurable value to Belden’s Board.”

The Board of Directors also today declared a regular quarterly dividend of five cents per share payable on January 3, 2014 to all shareholders of record as of December 16, 2013.

About Belden

St. Louis–based Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial, enterprise and broadcast markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today’s applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:

Belden Investor Relations

314-854-8054

Investor.Relations@Belden.com

BDC-G